MEREDITH, CARDOZO, LANZ & CHIU LLP
                         Certified Public Accountants
                       97 South Second Street, Suite 100
                          San Jose, California 95113
                                (408) 278-0220



To the Board of Trustees
Berkshire Capital Investment Trust

In planning and performing our audit of the financial statements of Berkshire Capital Investment Trust for the period from July 1, 1997 (date of inception) to December 31, 1997, we considered its internal control, including controls over the safeguarding of securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance of internal control.

The management of Berkshire Capital Investment Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entities objective of preparing financial statements for external purposes that are fairly represented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, that we consider to be material weaknesses as defined above as of December 31, 1997, including controls over safeguarding securities.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



/s/ MEREDITH, CARDOZO, LANZ & CHIU LLP
--------------------------------------
Meredith, Cardozo, Lanz & Chiu LLP


San Jose, California
January 21, 1998